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                                                                      Exhibit 12
                                                                      ----------

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                                           Year Ended December 31                Three Months
                                                              ----------------------------------------------        Ended
                                                               1993      1994     1995        1996      1997     March 31, 1998
                                                               ----      ----     ----        ----      ----     --------------
Earnings:
 Earnings before income taxes                                 $ 531     $ 840   $ 1,247    $ 1,215    $ 1,149         $ 318
 Plus:
    Fixed charges exclusive of capitalized interest             128       108       113        125        136            38
    Amortization of capitalized interest                         11        11        12         13         13             3
    Adjustments for equity affiliates and minority interest      (1)       (2)       (4)        (3)         0            (1)
                                                              -----------------------------------------------------------------
                 Total                                        $ 669     $ 957   $ 1,368    $ 1,350    $ 1,298         $ 358
                                                              =================================================================

Fixed Charges:
 Interest expense including amortization of debt
   discount/premium and debt expense                          $ 108      $ 88      $ 91      $ 102      $ 113          $ 32
 Rentals - portion representative of interest                    20        20        22         22         23             6
                                                              -----------------------------------------------------------------
 Fixed charges exclusive of capitalized interest                128       108       113        124        136            38
 Capitalized interest                                             6         5         9         12         10             2
                                                              -----------------------------------------------------------------
                 Total                                        $ 134     $ 113     $ 122      $ 136      $ 146          $ 40
                                                              =================================================================

Ratio of earnings to fixed charges                              5.0       8.4      11.3        9.9        8.9           9.0
                                                              =================================================================

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